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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACTION 1940

The undersigned investment company hereby notifies the Securities and Exchange
     Commission that it registers under and pursuant to the provisions of
     Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  The Navellier Performance Funds

Address of Principal Business Office: 920 Incline Way, Bldg. 1, Incline Village, NV 89450

Telephone Number:  (702) 831-7800

Name and address of agent for service of process:  Samuel Kornhauser, 155
     Jackson Street, Suite 1807, San Francisco, CA  94111

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

Pursuant to the requirements of the Investment Company Act of 1940, registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco, State of California on the 7th day of December 1995.

                                         THE NAVELLIER PERFORMANCE FUNDS



                                         By:  /s/ Louis G. Navellier
                                             -----------------------------------
                                             Louis G. Navellier,
                                             Trustee and President of
                                             THE NAVELLIER PERFORMANCE FUNDS

ATTEST:


 /s/ Samuel Kornhauser
-----------------------------------------
Samuel Kornhauser, Legal Counsel